                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     Nutrition For Life International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                     NUTRITION FOR LIFE INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 12, 1997


     The Annual Meeting of Shareholders of Nutrition For Life International, Inc. (the "Company") will be held at the Ramada Northwest, 12801 Northwest Freeway, Houston, Texas on May 12, 1997 at 2:00 P.M. (Central Daylight Time) to consider the following matters:

     1.   To elect six directors to serve on the Company's Board of Directors;
and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on March 27, 1997 shall be entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The stock transfer books of the Company will remain open. The management of the Company hopes that you will find it convenient to attend the Annual Meeting in person. In any event, please mark, sign, date and return the enclosed Proxy to make sure that your shares are represented at the Meeting. Shareholders who attend the Meeting may vote their shares personally even though they have returned Proxies.

                                        By Order of the Board of Directors:

April 10, 1997
                                        Jana Mitcham
                                        Secretary

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                             9101 JAMEEL, SUITE 180
                              HOUSTON, TEXAS 77040

                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of Nutrition For Life International, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ramada Northwest, 12801 Northwest Freeway, Houston, Texas on May 12, 1997 at 2:00 P.M. (Central Daylight
Time) and at any adjournment(s) of the Annual Meeting. The Board of Directors of the Company (the "Board of Directors" or the "Board") is soliciting Proxies to be voted at the Annual Meeting. The Company anticipates that this Proxy Statement and the accompanying form of Proxy will be first mailed or given to the shareholders of the Company on or about April 11, 1997. The Company's Annual Report to Shareholders, including financial statements for the fiscal year ended September 30, 1996, accompanies this Proxy Statement but does not form a part of the Proxy solicitation materials.

     The cost of soliciting Proxies will be borne by the Company. Officers and regular employees of the Company, without compensation other than their regular compensation, may solicit Proxies by further mailing, by telephone and by telegraph and by personal conversations. The Company may also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of shares of the Company's common stock, $.01 par value (the "Common Stock") held of record by such parties and will reimburse such parties for their expenses in forwarding such materials. The Company has no plans to retain any firms or otherwise incur any extraordinary expense, in connection with the solicitation of shareholders.

     Shares of the Common Stock of record represented by Proxies will be voted as described in this Proxy Statement or as otherwise specified by a shareholder. As to the election of directors, a shareholder may, by checking the appropriate box on the Proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. See "Election of Directors". With respect to the other proposals a shareholder may, by checking the appropriate box on the Proxy:
(i) vote "FOR" the proposals; (ii) vote "AGAINST" the proposals; or (iii) "ABSTAIN" from voting on the proposal. Any Proxy given by a shareholder may be revoked by the Shareholder at any time prior to the voting of the Proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by attending the Annual Meeting and voting in person.

                                  VOTING RIGHTS

     The holders of record of the 5,589,701 shares of Common Stock outstanding on March 27, 1997 will be entitled to one vote for each share held on all matters coming before the Annual Meeting.

                                METHOD OF VOTING

     The presence, in person or by Proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders present at the Annual Meeting or represented by Proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting, at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting. Abstentions may be specified on all proposals (other than the election of directors) and will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual
Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect.

     Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. In addition, brokers are entitled to vote on certain items, such as the election of directors, and other "discretionary items," even when they have not received instructions from beneficial owners. Brokers are not permitted to vote for other "non-discretionary" items without specific instructions from the beneficial owners. Such "broker non-votes" will be counted towards a quorum. Under applicable Texas law and in accordance with the Company's By-laws, broker non-votes are not counted in determining the total number of votes cast on a proposal.

     Management knows of no matters other than the election of directors as set forth in the enclosed Proxy that will be presented for action at the Annual Meeting. Execution of a Proxy, however, confers on the designated proxyholders' discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may properly come before the meeting.

                     OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth, as of March 27, 1997, the ownership of the Company's Common Stock held by: (i) each person who owns of record or who is known by the Company to own beneficially more than 5% of such stock, (ii) each of the directors and nominees for election as directors of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table below and (iv) all of the Company's directors and executive officers as a group. The number of shares and the percentage of the class beneficially owned by the persons named in the table and by all directors and executive officers as a group, includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of options or warrants.

                                     Number of
    Beneficial Owner              Shares Owned        Percentage of Ownership
 -------------------------        ------------        -----------------------

 Shermfin Corp.                    1,215,390(1)                21.8
 150 Signet Dr.
 Weston, Ontario, Canada
 9ML 1T9

 M. F. Florence                    1,231,390(1)(2)             22.1
 150 Signet Dr.
 Weston, Ontario, Canada
 M9L 1T9

 Bernard Sherman                   1,215,390(1)                21.8
 150 Signet Dr.
 Weston, Ontario, Canada
 M9L 1T9

 Jana Mitcham                        377,304(3)                 6.8
 10618 Great Plains
 Houston, Texas 77064

 David P. Bertrand                   328,692(4)                 5.9
 10622 Great Plains
 Houston, TX  77064

                                     Number of
    Beneficial Owner              Shares Owned        Percentage of Ownership
 -------------------------        ------------        -----------------------
 Gregory Pusey                       236,978(5)                 4.2
 1722 Buffehr Creek Rd
 Vail, Colorado 81657

 Richard S. Kashenberg                60,372(6)                 1.1
 15501 First Street
 Irwindale, CA  91706

 F. Wayne Ballenger                   10,000(7)                  .2
 3134 Meadway Drive
 Houston, Texas 77082

 Barry C. Loder                       77,000(8)                 1.4
 2912 Lafayette
 Houston, TX  77005

 Ronnie D. Meaux                      34,216(9)                  .6
 15410 Windy Cove
 Houston, TX  77095

 All Officers and Directors        2,366,352(10)               42.5
 as a Group (9 Persons)

-------------------

     All references herein to "Warrants" are to the Warrants issued in the Company's public offering completed in July 1995 which entitle the holders to purchase one share of common stock for each one Warrant at $3.75 per share until July 10, 1998, unless earlier called for redemption by the Company.

(1) Messrs. Sherman and Florence do not own any shares of record of the Common Stock. Messrs. Sherman and Florence may be deemed beneficial owners of the shares held by Shermfin Corp. due to their affiliations with Shermfin Corp. In July, 1994, Mr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc.

(2) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, of which options to acquire 2,000 shares become exercisable in October 1997, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, and (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(3) Includes 5,000 Warrants and options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, of which options to acquire 14,000 shares become exercisable in October 1997, (ii) 16,800 shares of Common Stock at $1.875 per share, and (iii) 16,800 shares of Common Stock at $2.25 per share.
     Also includes 11,554 shares of Common Stock owned by her daughter, 4,000 shares of Common Stock owned by her husband, and options held by her husband to acquire 4,800 shares of Common Stock at $1.665 per share. Does not include options to purchase an aggregate of 45,000 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(4) Includes options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, of which options to acquire 14,000 shares become exercisable in October 1997, (ii) 19,200 shares of Common Stock at $1.875 per share, and
     (iii) 19,200 shares of Common Stock at $2.25 per share. Also includes 40,000 shares owned by his two sons and options held by his wife to acquire 4,800 shares of Common Stock at $1.665 per share. Does not include options to purchase an aggregate of 47,400 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(5) Includes 3,000 Warrants and options to acquire (i) 6,000 shares of Common Stock at $1.665 per share of which options to acquire 2,000 shares become exercisable in October 1997, (ii) 6,000 shares of Common Stock at $1.875 per share, and (iii) 6,000 shares of Common Stock at $2.25 per share. Also includes 45,468 shares of Common Stock and 14,000 Warrants held by entities which are affiliates of Mr. Pusey, and 20,104 shares of Common Stock and 1,000 Warrants held by his wife, individually, or as custodian for their minor children. Does not include options to purchase an aggregate of 9,000 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(6) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, of which options to acquire 2,000 shares become exercisable in October 1997, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, and (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(7) Includes options to acquire (i) 5,000 shares of Common Stock at $19.75 per share; and (ii) options to acquire 5,000 shares of Common Stock at $12.38 per share.

(8) Includes 9,000 Warrants and options to acquire 50,000 shares of Common Stock at $2.6875 per share. Does not include options to purchase an aggregate of 25,000 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997 or options to purchase an aggregate of 30,000 shares of Common Stock at $10.375 per share, which become exercisable in equal amounts over a three-year period commencing April 9, 1998.

(9) Includes options to acquire (i) 15,500 shares of Common Stock at $1.665 per share, of which options to acquire 6,000 shares become exercisable in October 1997, (ii) 4,500 shares of Common Stock at $1.875 per share, and
     (iii) 4,500 shares of Common Stock at $2.25 per share. Does not include options to purchase an aggregate of 12,250 shares of Common Stock at $13.00 per share, which become exercisable in equal amounts over a three-year period commencing November 20, 1997.

(10) Includes options to acquire 10,000 shares of Common Stock at $11.50 per share.


                              ELECTION OF DIRECTORS

     Each of the persons set forth below has been nominated for election to the Board of Directors to serve for a term of one year until the next annual meeting of shareholders or until his or her successor is elected and qualified. The shares represented by Proxies will be voted as specified by the shareholder. If a shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the Proxy except that, in the event any nominee should not continue to be available for election, such Proxies will be voted for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

NOMINEES FOR ELECTION AS DIRECTORS

     F. WAYNE BALLENGER, age 50, has served as President of First Commercial Capital since 1995. He has also served as President of Puncture Guard LLC since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received at B.B.A. degree from the University of the South in 1968. Mr. Ballenger became a director in November 1995.

     DAVID P. BERTRAND, age 53, has served as President and Chairman of the Board of Directors of the Company and its predecessors since 1984. Mr. Bertrand received a B.S. degree in education in 1966 and a Master of Education degree in administration and supervision in 1969, both from McNeese State University in Lake Charles, Louisiana. Mr. Bertrand is the brother-in-law of Jana Mitcham.

     M. F. FLORENCE, age 60, has served as President of Sherfam Inc. since 1989. Sherfam Inc. is a holding company, principally of pharmaceutical companies and is the parent of Shermfin Corp., which is a principal shareholder of the Company. From 1958 to 1989, Mr. Florence was associated with the firm of Wm. Eisenberg & Co., a firm of chartered accountants in Canada. He served as a partner of the firm from 1964 to 1989. Mr. Florence received a Bachelor of Commerce degree from the University of Toronto. He is the recipient of a Chartered Accountant degree from the Institute of Chartered Accountants of Ontario. Mr. Florence is also a Director of Barr Laboratories, Inc., a publicly held corporation whose common shares are listed on the American Stock Exchange. Mr. Florence has served as a director of the Company since 1994.

     RICHARD S. KASHENBERG, age 41, served as President of NION Laboratories from 1982 to 1996. He presently serves as a consultant to NION. NION is a principal supplier of products sold by the Company. Mr. Kashenberg served as President and Director of Nutrition Express Corporation of Utah, Inc. from 1991 until its merger with the Company in 1994. Mr. Kashenberg has served as a director of the Company since 1994. Mr. Kashenberg received a Bachelor's degree from Vanier College.

     JANA MITCHAM, age 49, has served as Executive Vice President, Secretary and Director of the Company and its predecessors since 1984. Ms. Mitcham received a B.A. degree in 1974 in special education from McNeese State University and undertook graduate work in special education at the Korean Extension of the University of Maryland. Ms. Mitcham is the sister-in-law of David P. Bertrand.

     GREGORY PUSEY, age 44, is primarily engaged in private investment activities. He has served both as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd., venture capital firms, since 1987. He is also President and a director of Cambridge Holdings, Ltd., a publicly held real estate firm, and a co-founder and director of USMX, Inc., a publicly held mining company. From May 1989 until January 1990, Mr. Pusey also served as Chief Financial Officer of USMX, Inc. Mr. Pusey received a B.S. degree in Finance from Boston College in 1974. Mr. Pusey became a director of the Company in 1994.

     The Company has entered into an agreement with Shermfin Corp. wherein it has agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. The current designee is M. F. Florence who shall continue to serve in such capacity until written notice otherwise is provided by Shermfin Corp. to the Company. See "Certain Transactions".

BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors held five meetings in person or by consent during the fiscal year ended September 30, 1996. None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served that were held during the period that they served.

     The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. M.F. Florence and Gregory Pusey serve as the two members of the Audit Committee. During the fiscal year ended September 30, 1996, the Audit Committee held two meetings. The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg serve as the three members of the Compensation Committee. During the fiscal year ended September 30, 1996, the Compensation Committee held one meeting. The Compensation Committee reviews stock option and other compensation policies and programs.

COMPLIANCE WITH SECTION 16a OF THE EXCHANGE ACT

     Based solely on the Company's review of copies of Section 16(a) reports filed by officers, directors and greater than 10% shareholders with the Securities and Exchange Commission, which have been received by the Company and written representations from these persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to those persons were complied with for the fiscal year ended September 30, 1996.


                               EXECUTIVE OFFICERS

     The following executive officers have been elected by the Board of Directors. It is expected that the Board will elect officers annually following each Annual Meeting of Shareholders. Information is provided below regarding the names and ages of all executive officers of the Company who are not directors of the Company, their position with the Company and the period they have served as executive officers of the Company.

     JOHN R. BROWN, JR., age 59, became Vice President-Finance of the Company in September, 1996. From April, 1989 until he joined the Company, Mr. Brown was a management consultant performing merger and acquisition services, systems analyses, financial reporting assistance, and other services for both publicly and privately held companies. From June, 1987 to March, 1989 he was Vice President-Finance & Administration for Environmental Protective Industries, Inc., an environmental services organization. Mr. Brown is a Certified Public Accountant and has over 20 years experience in public accounting with both national and local firms. Mr. Brown received a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the University of Texas at Austin.

     BARRY C. LODER, age 39, became Chief Operating Officer of the Company in April 1997. He has served as Vice President and Chief Financial Officer of the Company since March 1995. From October 1993 until he joined the Company, Mr. Loder was a financial consultant, performing corporate finance, merger and acquisition and other financing activities. From January 1992 to October 1993, he was in Corporate Development with Allwaste, Inc., a publicly held environmental services company. From December 1989 to December 1991, he was the Senior Vice President-Finance of Republic Waste Industries, Inc., a publicly held integrated solid waste management company. Mr. Loder received a B.B.A. degree in Accounting and Finance from Walsh College and an M.B.A. degree from Houston Baptist University. He is a Certified Public Accountant and is currently working towards a Chartered Financial Analyst designation.

     RONNIE D. MEAUX, age 43, has served in various accounting and finance capacities for the Company and its predecessors since 1985. He is currently Vice President and Treasurer of the Company. Mr. Meaux received a B.S. degree in accounting in 1977 from McNeese State University.


                            EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding compensation paid by the Company (and its predecessors) to the officers whose total annual compensation exceeded $100,000 during the fiscal years ended September 30, 1994, 1995 and 1996.

                                                                                            LONG TERM COMPENSATION
                                                                                         -----------------------------
                                                        ANNUAL COMPENSATION                     AWARDS         PAYOUTS
                                             -----------------------------------------   -------------------   -------
                                                                              Other
                                                                              Annual     Restricted                     All Other
Name and Principal                                      Salary               compensa-   Stock       Options/  LTIP     Compensa-
 Position                                    Year         ($)      Bonus     tion        Awards      SARs      Payouts  tion(1)
------------------                           ----       -------    -------   ---------   ---------- --------   -------  ---------
David P. Bertrand                            1994       143,256     24,000    -0-          -0-       -0-        -0-     12,885
Chief  Executive Officer of the Company      1995       162,006    143,829    5,250        -0-      80,400      -0-     12,885
                                             1996       162,000    530,812   15,750        -0-       -0-        -0-     12,885

Jana Mitcham                                 1994       144,826     24,000    -0-          -0-       -0-        -0-      9,013
Executive Vice President of the Company      1995       157,316    143,829    5,250        -0-      75,600      -0-      9,013
                                             1996       156,000    526,649   15,500        -0-       -0-        -0-      9,013

Barry C. Loder                               1994(2)     -0-        -0-       -0-          -0-       -0-        -0-      -0-
Vice President and Chief Financial Officer   1995(2)     51,404      7,790    1,500       50,000     -0-        -0-      -0-
of the Company                               1996       121,184     57,500   11,208        -0-       -0-        -0-      -0-

Ronnie D. Meaux                              1994        74,626     -0-       -0-          -0-       -0-        -0-      6,392
Vice President and Assistant Secretary of    1995        81,350     10,000    6,900        -0-      36,000      -0-      6,392
the Company                                  1996        87,430     53,160    9,400        -0-       -0-        -0-      6,392

-----------------------

(1) The Company has obtained insurance policies on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, of which benefit amounts of $1,060,000, $660,000 and $467,000 on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, respectively, constitute "keyman" insurance and are payable to the Company. Approximately 51% of the aggregate insurance benefits on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux are payable to beneficiaries designated by Mr. Bertrand, Ms. Mitcham and Mr. Meaux. In addition, part of the cash value may be used as retirement benefits for the executive officers. The premiums paid by the Company allocable to these items are included in the table.

(2)  Mr. Loder joined the Company in March 1995.

     In 1995 the Company entered into employment agreements with Mr. Bertrand and Ms. Mitcham which expired on September 30, 1996. The terms of the agreements were essentially identical. Mr. Bertrand received an annual salary of $162,000 and Ms. Mitcham received an annual salary of $156,000. Each was also entitled to 5% of the first $2,000,000 of annual pre-tax income of the Company, 4% of the amount in excess of $2,000,000 but less than $2,500,000, and 3% of the amount over $2,500,000. Mr. Bertrand was also granted the right to create a special bonus pool for key employees to receive up to 2% of the pre-tax income between $2,000,001 and $2,500,000 and up to 4% of the pre-tax income greater than $2,500,000.

     Effective October 1, 1996, the Company entered into new employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $400,000 and Ms. Mitcham's annual salary is $376,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus if the Company has pre-tax annual income between $3 million and $20 million. Each is entitled to receive 5% of any annual pre-tax income between $3 million and $5 million; four percent of the annual pre-tax income between $5 million and $10 million; and three percent of the annual pre-tax income between $10 million and $20 million. The term of each agreement is three years. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer.

OPTION PLANS

     In 1993 and 1995 the Company adopted stock option plans for the grant of options to employees and consultants (the "Plans"). The provisions for each of the Plans are similar. There are presently outstanding or reserved for issuance options to acquire up to 541,650 shares of Common Stock. Under the Plans, the Company may issue options to purchase up to an additional 426,790 shares of Common Stock. Under the Plans, options may be granted in the form of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory stock options. The Board of Directors has the authority to fix the terms and number of options to be granted and the employees to receive the options. The exercise price of each stock option granted under the Plans may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of incentive stock
options granted to employees owning more than 10% of the Common Stock).   All of
the outstanding options were granted at exercise prices which were not less than the fair market value on the respective grant dates. See "Ownership of the Company's Common Stock" regarding outstanding options to officers and directors of the Company.

     The maximum term of options granted under the Plans is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. The number of shares subject to options granted to any individual in each of the Plans shall not exceed 50,000 in any fiscal year of the Company. Options granted under the Plans are non-transferable and generally expire 30 days after the termination of any optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 90 days following such disability or death.

OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1997

     No stock options were granted by the Company during the fiscal year ended September 30, 1996 to any executive officer named in the Summary Compensation Table.

OPTION EXERCISES AND YEAR-END VALUES

     The following table shows option exercises by the named executive officers during the fiscal year ended September 30, 1996. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such option and the market price of the Common Stock on September 30, 1996.

                                                                           Value of
                                                          Number of       Unexercised
                                                         Unexercised      In-the-Money
                     Number of                             Options        Options at
                     Shares Under-       Value          At Year End (#)   Year End ($)
                     lying Options      Realized        Exercisable/      Exercisable/
      Name           Exercised (#)         ($)          Unexercisable     Unexercisable
      ----           -------------      --------        ---------------   -------------
 David P. Bertrand         --               --          66,400/14,000     853,580/183,190

 Jana Mitcham              --               --          61,600/14,000     792,680/183,190


 Barry C. Loder            --               --          33,333/16,667     402,079/201,040


 Ronnie D. Meaux           --               --           18,500/6,000      238,495/78,510

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $18,000 per year, $400 for each Board meeting attended, and $200 for each committee meeting of the Board attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company may also utilize the services of its outside directors as consultants to the Company. During the fiscal year ended September 30, 1995 the Company paid Mr. Pusey $40,000, Mr. Kashenberg $12,000 and Mr. Florence $2,000 for consulting services. During the fiscal year ended September 30, 1996, the Company paid Mr. Pusey $58,000, and $12,000 to each of Mr. Kashenberg and Mr. Florence.

     In November 1995, the Board of Directors of the Company adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan.") The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's Common Stock to each eligible director on the date of adoption of the Non-Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1 of each year (commencing in 1996), options to purchase an additional 5,000 shares of Common Stock will be granted to each eligible director. The exercise price of the options is the fair market value of the Common Stock on the date the options are granted. The options are exercisable in full as of the date of grant. The shares acquired upon exercise of these options cannot be sold for six months following the date of grant. In November 1995, the Company granted options to purchase 5,000 shares of Common Stock at a price of $19.75 per share to each of
F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. In December 1996 the Company granted options to purchase 5,000 shares of Common Stock at a price of $12.38 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. Each option granted pursuant to the Non-Discretionary Plan will expire five years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a director of the Company.

     Options granted pursuant to the Non-Discretionary Plan will not qualify for the special tax benefits given to incentive stock options under Section 422 of the Code. Accordingly, all of the stock options granted pursuant to the Non-Discretionary Plan may be deemed to be non-statutory stock options. The options are generally non-transferable.

INDEMNIFICATION AND LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Articles of Incorporation provide for the indemnification of directors and officers of the Company. In general, the Company will indemnify its officers and directors against expenses incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties, except in relation to matters to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The Company has no director and officer liability insurance. There are no pending claims for indemnification, nor is the Company aware of any pending or threatened claims which would result in a claim for indemnification.

     In addition, the Company's Articles of Incorporation eliminate liability of directors to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director except in the case of liability: (i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that constitute a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. It does not limit the rights of third parties, nor does it limit or eliminate the rights of the Company or any shareholder, to seek non-monetary relief such as an injunction or rescission if a director breaches his duty of care. The provision applies only to the duty of care and not to any other fiduciary duties to the Company and its shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

     The Company and its predecessors borrowed an aggregate of $650,000 from Shermfin Corp. during the period from 1988 to 1991. The loans were evidenced by promissory notes with interest at rates ranging from 9% to 11% per annum with maturity dates from October 1995 to October 1996. The promissory notes were convertible at the option of Shermfin Corp. into an aggregate of 966,834 shares of Common Stock. In March 1995 the Company entered into an agreement with Shermfin Corp. pursuant to which it was agreed that Shermfin Corp. would convert $130,500 of debt from the note in the principal amount of $250,000 into 360,000 shares of the Company's Common Stock at the closing of the Company's public offering of securities that year. It was further agreed that the remaining principal balance of the promissory note in the principal amount of $250,000 ($119,500), plus the entire principal balances of the other three notes (an aggregate of $400,000) would be repaid to Shermfin Corp. at the closing of the offering. The Company believes that the borrowing arrangements with Shermfin Corp. were made on terms at least as favorable as could be obtained from third parties.

     In its March 1995 agreement with Shermfin Corp., the Company agreed to register the 360,000 shares to be issued to Shermfin Corp. during the period commencing one year after the date of commencement of the offering (July 10, 1995) and ending four years after the date of the offering (July 10, 1999). The Company intends to file a registration statement in the near future. The Company also agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. The current designee is M.F. Florence who shall continue to serve in such capacity until written notice otherwise is provided by Shermfin Corp. to the Company. See "Election of Directors."

     Prior to the Merger of the Company's predecessors, Nutrition Express Corporation of Colorado, Inc., and Nutrition Express Corporation of Utah, Inc. ("NEC-Utah"), into the Company in 1994, Shermfin Corp. held, among other securities, all of the outstanding shares of the Series A Preferred Stock of NEC-Utah. In exchange for the agreement of Shermfin Corp. to convert the Series A Preferred Stock into common stock of NEC-Utah, NEC-Utah agreed to reduce the conversion rate. As a result, the Company recognized a conversion expense against net income applicable to common stock of $181,243 in the fiscal year ended September 30, 1994.

     One of the largest suppliers of products to the Company is NION Laboratories, which was a subsidiary of Shermfin Corp. until June 1995. NION is a manufacturer of pharmaceutical and consumer-related products. During the fiscal years ended September 30, 1994 and 1995, the Company purchased approximately $1,706,000 and $2,258,000 of goods, respectively, from NION. During the year ended September 30, 1996, the Company purchased $5,234,000 of goods from NION. In addition, Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 31, 1996. Mr. Kashenberg is currently a consultant to NION. It is anticipated that this relationship will continue in the future and the Company believes that the terms it has obtained from NION are at least as favorable as could have been obtained from third parties.

     In October 1995 Shermfin Corp. sold 50,000 shares of Common Stock to KT Corp., an affiliate of Kevin Trudeau, a significant distributor of the Company, and 70,000 shares of Common Stock to Nightingale-Conant Corporation, a supplier of self improvement audio tapes to the Company (including memory improvement tapes prepared by Mr. Trudeau). The Company agreed to register these shares at the request of the holders. The Company intends to file a registration statement in the near future.

     In October 1995 the Company granted to Kevin Trudeau, a key distributor of the Company, warrants to purchase 500,000 shares of Common Stock at $12.50 per share exercisable from April 15, 1996 to October 14, 1998. The exercise price of the warrants on the date of grant was not less than the market price of the Company's Common Stock on that date. In April 1996 Mr. Trudeau agreed to the cancellation of these warrants and they are no longer outstanding.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of BDO Seidman, LLP, Certified Public Accountants, has served as the Company's independent auditors for the year ended September 30, 1996. A representative of BDO Seidman is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided. Management has not made an appointment of auditors for the fiscal year ending September 30, 1997.

     The Company does not believe there were any disagreements with the Company's principal independent accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure during the fiscal year ended September 30, 1996.


                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder may desire to present to the Annual Meeting of Shareholders for the fiscal year ending September 30, 1997, must be received in writing by the Secretary of the Company prior to October 1, 1997.

                                  ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996 HAS BEEN ENCLOSED WITH, BUT IS NOT A PART OF, THIS PROXY STATEMENT. AN ADDITIONAL COPY IS AVAILABLE TO EACH RECORD AND BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, NUTRITION FOR LIFE INTERNATIONAL, INC., 9101 JAMEEL, SUITE 180, HOUSTON, TEXAS 77040.

                                  OTHER MATTERS

     The Board does not know of any other matters to be brought before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy as in their discretion as they deem advisable.

                                       By Order of the Board of Directors



                                       Jana Mitcham
                                       Secretary

April 10, 1997.

                     NUTRITION FOR LIFE INTERNATIONAL, INC.
                             9101 JAMEEL, STE. 180
                              HOUSTON, TEXAS 77040
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
    The undersigned hereby appoint David P. Bertrand and Jana Mitcham, or either of them, as Proxies or ________________________________________ (shareholder may strike the Proxy Committee designated by management and insert the name and address of other person(s) with power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Nutrition For Life International, Inc. (the "Company") to be held at 2:00 p.m. (local time) on May 12, 1997 at Houston, Texas, or any adjournment thereof, on the following matters:

1.  ELECTION OF DIRECTORS
    NOMINEES: F. Wayne Ballenger, David P. Bertrand, M. F. Florence, Richard S. Kashenberg, Jana Mitcham, Gregory Pusey

      FOR all Nominees  / /        WITHHELD for all Nominees  / /

      FOR, except for the following Nominee(s):
      / / ______________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
    Unless contrary instructions are given, the shares represented by this Proxy will be voted for the election of all nominees for directors. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUTRITION FOR LIFE INTERNATIONAL, INC.
    EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

    Please sign exactly as shown on your stock certificate and on the envelope in which this Proxy was mailed. When signing as Partner, Officer, Trustee, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.
                                             Signature(s): _____________________
                                             Signature(s): _____________________
                                             Date: _____________________________